Exhibit 99.1

Union Bankshares Corporation Declares Quarterly Dividend

Richmond, Va., July 23, 2015 – Union Bankshares Corporation has declared a quarterly dividend of $0.17 per share. The dividend amount is the same as the prior quarter’s dividend level and a $0.02, or 13%, per share increase from the prior year quarterly dividend rate.

Based on the stock’s closing price of $24.00 on July 22, 2015, the dividend yield is approximately 2.8%. The dividend is payable on August 28, 2015 to shareholders of record as of August 14, 2015.

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH), is the holding company for Union Bank & Trust, which has 130 branches and approximately 200 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the company is available at http://investors.bankatunion.com.

Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications